2004 Executive Stock Incentive Plan
Performance-Based Restricted Stock Award
One-Year Performance Period

The Reynolds and Reynolds Company, an Ohio corporation (the “Company”), hereby grants to Recipient this Performance-Based Restricted Stock Award effective as of the Award Date. This award is subject to all of the terms and conditions of this Performance-Based Restricted Stock Award and The Reynolds and Reynolds Company 2004 Executive Stock Incentive Plan (the “Plan”). Unless otherwise specified, capitalized terms shall have the meanings specified in the Plan. The terms and conditions of the Plan are incorporated by reference and govern except to the extent that this Performance-Based Restricted Stock Award provides otherwise.

Recipient Name:

Award Date:

Vest Date:

Award Number:

Award Shares:

Shares of The Reynolds and Reynolds Company subject to current Performance-Based Restricted Stock Award (“Award Shares”)

Future

Award Shares:

Shares of The Reynolds and Reynolds Company subject to future Performance-Based Restricted Stock Award (“Future Award Shares”)

By accepting this Performance-Based Restricted Stock Award and any shares of common stock of the Company (“Common Stock”) issued pursuant to this Performance-Based Restricted Stock Award, Recipient acknowledges receipt of a copy of the Plan. Recipient represents that Recipient has read and understands the terms of the Plan and this Performance-Based Restricted Stock Award, and accepts this Performance-Based Restricted Stock Award subject to all such terms and conditions, provided, however, if (i) Recipient is a “key employee” as defined in Section 416(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) Recipient retires during the Performance Period thereby giving rise to the vesting of Award Shares as provided in Section 1.a.iii. hereof, the award shall be deferred to the date that is six months after the date of separation from service (or, if earlier, the date of death of the Recipient) in order to avoid inclusion in gross income and imposition of tax under Section 409A(a) of the Code. Recipient also acknowledges that he or she should consult a tax advisor regarding the tax aspects of this Performance-Based Restricted Stock Award and that Recipient is not relying on the Company for any opinion or advice as to personal tax implications of this Performance-Based Restricted Stock Award.

For all purposes of this Performance-Based Restricted Stock Award, the Performance Period shall mean the one (1) year period beginning on October 1, 2005 and ending on September 30, 2006.

By accepting this Performance-Based Restricted Stock Award, and as consideration for the receipt of the Award Shares, Recipient agrees to appoint a Company nominee[s] as his/her irrevocable proxy to vote, in the nominee[s]’ discretion, all Award Shares at the annual meeting of shareholders and at any other meetings at which shareholders are entitled to vote. The Company will provide appropriate means to effect this appointment. If Recipient fails to so appoint a proxy within a reasonable time as specified by the Company, this Performance-Based Restricted Stock Award shall become null and void.

IN WITNESS WHEREOF, this Performance-Based Restricted Stock Award has been executed by the Company to be effective as of the Award Date specified hereon.

THE REYNOLDS AND REYNOLDS COMPANY

By: Finbarr J. O’Neill

Terms and Conditions

1.	Terms and Provisions of Performance-Based Restricted Stock Award. Under the authority of the Plan, as of the Award Date, the Company has awarded to the Recipient the Award Shares. In addition, the Company may award Recipient Future Award Shares as additional shares of Common Stock as provided herein. All awards are subject to the following terms and conditions and are based upon the performance of the Recipient and the Company during the Performance Period.

a.	Immediate Award of Shares Subject to Performance. The Recipient is awarded the Award Shares as of the Award Date subject to the following forfeiture restrictions:

i.	Service for Entire Performance Period. If the Recipient remains employed by the Company and/or a Subsidiary through the Vest Date, then, as of the Vest Date, a percentage of the Award Shares that is determined based upon the Company’s Revenue Growth during the Performance Period (as described herein) shall cease to be subject to forfeiture and shall vest, and the Recipient shall be entitled to receive such Award Shares free of such restrictions. Any Award Shares awarded pursuant to this subsection that do not vest shall be forfeited and returned to the Company.

ii.	Performance Criteria. If for the Performance Period, the Revenue Growth of the Company expressed as a percentage of increase of revenues (the “Revenue Growth Percent”) is at or below 0.0%, then none of the Award Shares will be earned and all Award Shares will be forfeited. If the Revenue Growth is above 0.0%, then the number of Award Shares earned by Recipient will be equal to the product of (a) the Revenue Growth Percent (rounded to the nearest hundredth of a percent) multiplied by (b) 100, with the resulting product multiplied by (c) the number of Award Shares up to a maximum payout of 100% of the Award Shares when the Revenue Growth Percent is at or above 1.0%. The foregoing is illustrated by the following example: Assume that for the Performance Period, the Revenue Growth of the Company is 0.75%. In such circumstance, the Recipient would be entitled to receive an amount equal to 75.0% of the Award Shares (as provided below) and the remaining Award Shares will be thereupon forfeited:

(1)	Revenue Growth Percent at 0.75% x 100 = 75.0%

iii.	Intervening Qualifying Events. If the Recipient ceases to be employed by the Company and/or a Subsidiary prior to the Vest Date because of a Qualifying Event, then, as of the date on which the Qualifying Event occurs, the Recipient shall be entitled to receive the number of Award Shares based upon a payout that is determined by using the same formula described in the preceding section, but comparing the Revenue Growth of the Company using the Company’s most recently available quarterly results. The foregoing is illustrated by the following example: Assume that six months into the Performance Period the Recipient dies. On the date of Recipient’s death, assume that the most recently published quarterly financial statements for the Company provide its Revenue Growth Percent at 0.90%. Based on these assumptions, the Recipient’s estate will be entitled to receive ninety percent (90.0%) of the Award Shares determined as follows:

(1)	Revenue Growth Percent at 0.90% x 100 = 90.0%

iv.	Other Termination of Employment. If the Recipient ceases to be employed by the Company and/or a Subsidiary prior to the Vest Date for any reason other than a Qualifying Event then, as of the date on which the Recipient’s employment terminates, all Award Shares shall thereupon be forfeited and returned to the Company.

b.	Future Award of Shares Subject to Performance. Following the end of the Performance Period, the Recipient may be awarded the Future Award Shares as additional shares of Common Stock in accordance with the following terms and provisions:

i.	Service. If the Recipient remains employed by the Company and/or a Subsidiary through the Vest Date, then as of the Vest Date, the Recipient may be issued Future Award Shares based upon the Revenue Growth of the Company during the Performance Period as described herein.

ii.	Performance Criteria. If the Revenue Growth Percent is at or below 1.0%, then none of the Future Award Shares will be earned by Recipient. If the Revenue Growth Percent is above 1.0%, then the number of Future Award Shares earned by, and to be issued to, the Recipient will be equal to the product of (a) the Revenue Growth Percent (rounded to the nearest hundredth of a percent) less (b) 1.0%, with the result multiplied by (c) 33.33, with the resulting product (rounded to the nearest hundredth of a percent) multiplied by (d) the number of Future Award Shares up to a maximum payout of 100% of the Future Award Shares when the Growth Revenue Percent is at or above 4.0%. The foregoing is illustrated by the following example: Assume that for the Performance Period, the Revenue Growth Percent of the Company is 2.7%. In such circumstance, the Recipient would be entitled to receive 55.66% of the Future Award Shares determined as follows:

(1)	Revenue Growth Percent (2.7%) — 1.0% = 1.7%

(2)	1.7% x 33.33 = 56.6610%

(3)	56.6610% rounded to the nearest hundredth of a percent = 56.66%

iii.	Termination of Employment within Performance Period. If the Recipient ceases to be employed by the Company and/or a Subsidiary during the Performance Period for any reason (including by reason of a Qualifying Event with respect to such Recipient), then the Recipient shall not be issued, or be entitled to receive, any Future Award Shares.

c.	Voting, Dividend and Other Rights, Restrictions and Limitations. By acceptance of this Performance-Based Restricted Stock Award and as consideration for the receipt of the Award Shares, Recipient agrees to appoint a Company nominee[s] as his/her irrevocable proxy to vote, in the nominee[s]’ discretion, all Award Shares at the annual meeting of shareholders and at any other meetings at which shareholders are entitled to vote. Except as otherwise provided in this Performance-Based Stock Award, the terms of the Plan shall control as to voting, dividends and other rights, restrictions and limitations. Recipient acknowledges and agrees that the Company will pay dividends on the Award Shares and that such payment will be received in the Recipient’s next succeeding paycheck following the dividend payment date.

2.	Tax Consequences. RECIPIENT UNDERSTANDS THAT THE AWARD OF RESTRICTED STOCK, THE SALE OF RESTRICTED STOCK, AND THE ISSUANCE OF COMMON STOCK, MAY HAVE TAX IMPLICATIONS THAT COULD RESULT IN ADVERSE TAX CONSEQUENCES TO RECIPIENT. RECIPIENT ACKNOWLEDGES THAT RECIPIENT SHOULD CONSULT A TAX ADVISOR. RECIPIENT FURTHER ACKNOWLEDGES THAT HE OR SHE IS NOT RELYING ON THE COMPANY FOR ANY TAX, FINANCIAL OR LEGAL ADVICE; AND IT IS SPECIFICALLY UNDERSTOOD BY THE RECIPIENT THAT NO REPRESENTATIONS ARE MADE AS TO ANY PARTICULAR TAX TREATMENT WITH RESPECT TO THIS PERFORMANCE-BASED RESTRICTED STOCK AWARD.

3.	Interpretation. Any dispute regarding the interpretation of this Performance-Based Stock Award shall be submitted to the Board or the Committee, which shall review such dispute in accordance with the Plan. The resolution of such a dispute by the Board or Committee shall be final and binding on the Company and Recipient.

4.	Entire Agreement and Other Matters. The Plan is incorporated herein by this reference. This Performance-Based Stock Award and the Plan constitute the entire agreement of the parties hereto. This Performance-Based Stock Award and all rights and awards hereunder are void ab initio unless the Recipient agrees to be bound by all terms and provisions of this Award and the Plan.

5.	Certain Definitions. For purposes of this Performance-Based Restricted Stock Award, the term “Revenue Growth” as to the Company means the cumulative annual revenue growth for the Company during the Performance Period as determined by the Company’s accountants or other advisors in good faith in their sole and absolute discretion consistent with the methodology used in computing revenue growth for companies included in the Standard & Poor’s MidCap 400 Index or if the Index is discontinued, such other index as the Board or Committee shall specify. In calculating Revenue Growth, the Company’s accountants and other advisors shall exclude from such calculation revenues earned during the Performance Period as a result of the Company’s mergers, acquisitions, joint ventures, and other business combinations or, as determined in the discretion of the Board or Committee, other extraordinary transactions.

6.	Fractional Shares. If any calculation of Common Stock to be awarded, forfeited or released from restrictions or limitations would result in a fraction, any fraction of 0.5 or greater will be rounded to one, and any fraction of less than 0.5 will be rounded to zero.